Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	FLIR Systems, Inc. (“Company”)
27700 SW Parkway Avenue
Wilsonville, OR 97070
Amit Singhi

EFFECTIVE DATE: August 12, 2015

RECITALS:
The Company wishes to obtain the services of Executive for the duration of this Agreement, and the Executive wishes to provide his services for such period, all upon the terms and conditions set forth in this Agreement.
Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    “Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.
1.2    “Board” means the Board of Directors of the Company.
1.3    “Cause” means Executive committed any one or more of the following, whether before, on or after the effective date of this Agreement: (i) willful gross misconduct in the performance of any material duties under this Agreement that results in material damage to the Company, and if such misconduct is susceptible of cure, the failure to effect such cure within thirty (30) calendar days after written notice from the Board or the Company’s President and Chief Executive Officer of such misconduct is given to Executive; (ii) material use of alcohol or illegal drugs which materially interferes with the performance of Executive's duties hereunder and materially damages the Company; (iii) theft, embezzlement, fraud, misappropriation of funds, other willful acts of dishonesty or the violation of any material law, ethical rule or fiduciary duty relating to Executive's employment by the Company that the Board or the President and Chief Executive Officer determines materially damages the Company; (iv) conviction of (or a plea of guilty or nolo contendere with respect to) a felony or a crime involving moral turpitude; (v) the willful and material violation of any confidentiality or proprietary rights agreement between Executive and the Company that materially damages the Company; or (vi) the willful and material violation of Company policy or procedure, or breach of any material provision of this Agreement, that materially damages the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within thirty (30) calendar days after written notice from the Board or the President and Chief Executive Officer of such violation or breach is given to Executive.
1.4    “Disability” means for purposes of Section 4.5, the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a continuous period of five (5) months, as determined by the Board or the President and Chief Executive Officer. For purposes of Section 3.3, Disability means total and permanent disability as defined in Internal Revenue Code Section 22(e)(3).
1.5    “FLIR” shall mean FLIR Systems, Inc., and its wholly owned subsidiaries.
1.6    “Good Reason” shall exist if (i) the Company, without Executive’s written consent, (a) materially reduces Executive’s authority, duties or responsibilities, (b) materially reduces Executive’s then-current Base Salary, (c) commits a material breach of this Agreement, or (d) materially changes the primary geographic location at which Executive must perform services for the Company; (ii) Executive provides written notice to the Company of any such action within ninety (90) calendar days of the date on which such action first occurs, and provides the Company with thirty (30) calendar days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) Executive provides notice of resignation within thirty (30) calendar days after the expiration of the Cure Period and Executive terminates employment within sixty (60) calendar days after the expiration of the Cure Period.

ARTICLE II
EMPLOYMENT, DUTIES AND TERM
2.1    Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive as Senior Vice President of Finance and Chief Financial Officer, and Executive accepts such employment.
2.2    Duties. Executive shall devote his full‑time and best efforts to the Company and to fulfilling the duties of Senior Vice President of Finance and Chief Financial Officer, which shall include such duties as may from time to time be assigned him by the President and Chief Executive Officer or the chairperson of the Audit Committee of the Board, provided that such duties are reasonably consistent with Executive's education, experience and background. Executive shall comply with the Company's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. Executive shall also be permitted to serve on outside boards, commissions and partnerships to the extent such service does not conflict with the provisions of this Agreement.
2.3    Term. The term of this Agreement shall commence on the Effective Date noted above and continue through December 31, 2016, unless earlier terminated in accordance with Article IV. The term of this Agreement shall be automatically renewed for additional successive one-year periods unless either party provides to the other party a notice of non-renewal at least sixty (60) calendar days in advance of the expiration of the then-current term. A notice of non-renewal by the Company shall be consideration a Termination Without Cause for purposes of Section 4.3, effective on the date of expiration of this Agreement.

ARTICLE III
COMPENSATION AND EXPENSES
3.1    Base Salary. For all services rendered under this Agreement during the term of Executive's employment, the Company shall pay Executive a minimum annualized Base Salary of $425,000. Executive’s Base Salary shall be reviewed annually by the Board, or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board.
3.2    Bonus. Executive shall be eligible for bonuses, incentive payments and other awards as determined by the Compensation Committee of the Board (the “Committee”) in accordance with the FLIR Systems, Inc. 2012 Executive Bonus Plan then in effect, as amended from time to time.
3.3    Equity Grants. Executive shall annually be eligible for equity grants of FLIR stock, based upon achievement of objectives and for such quantity as determined by the Board or the Committee.
3.4    Personal Time Off. Executive shall earn personal time off during the term of his employment in accordance with the Company's policies regarding paid time off that are applicable to the Company's executive officers.
3.5    Benefits. Executive shall be eligible to participate in all Company-sponsored health and welfare benefit plans made available to other executives of the Company for so long as he is employed by the Company.
3.6    Business Expenses. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of the Company, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.
3.7    Taxes and Withholding. All amounts payable to Executive under this Agreement shall be net of amounts required to be withheld by law.

ARTICLE IV
EARLY TERMINATION

4.1    Early Termination. This Article sets forth the terms for early termination of Executive's employment with the Company.
4.2    Termination for Cause. The Company may terminate Executive's employment for Cause immediately upon written notice from the Board or the President and Chief Executive Officer to Executive. In the event of termination for Cause pursuant to this Section 4.2, Executive shall be paid Executive's Base Salary through the date of termination at the rate then in effect.
4.3    Termination Without Cause. Either Executive or the Company may terminate Executive's employment without Cause on no less than thirty (30) calendar days written notice from or to the Board or the President and Chief Executive Officer. In the event Executive terminates his employment without Cause pursuant to this Section 4.3 and not for Good Reason pursuant to Section 4.4, Executive shall be paid his Base Salary through the date of termination. In the event the Company terminates the Executive's employment without Cause pursuant to this Section 4.3, and provided that Executive signs and does not revoke the Release in accordance with Section 4.7, then: (i) the Company shall pay to Executive continuation of Executive's Base Salary in effect at the time of termination for a period of twelve (12) months or for the duration of the remaining term of the Agreement, whichever is greater, in accordance with the Company's regular payroll practices, provided that any payments that would be made prior to the effective date of the Release shall be paid on the first payroll date that occurs after the Release becomes effective; (ii) all equity awards granted to Executive shall immediately vest; (iii) if Executive elects to continue his health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay or reimburse Executive for the COBRA premiums payable on behalf of Executive for a period of twelve (12) months following the effective date of the termination and (iv) Executive shall be entitled to an additional severance payment in an amount equal to 80% of Executive’s Base Salary at the time of termination, which amount shall be paid on the first payroll date that occurs after the Release becomes effective.
4.4    Termination for Good Reason. Executive may terminate Executive’s employment for Good Reason upon written notice to the Board or the President and Chief Executive Officer. In the event of a termination by Executive for Good Reason, and provided that Executive signs and does not revoke the Release in accordance with Section 4.7, Executive shall receive the compensation and benefits outlined in Section 4.3 as though the Company had terminated Executive’s employment without Cause.
4.5    Termination in the Event of Death or Disability. In the event Executive's employment terminates as a result of the death or Disability of Executive, the following provisions shall apply:
(a)    In the event of Executive's death, the Company shall pay all accrued wages owing through the date of termination, plus an amount equal to one year's Base Salary. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to the Company by Executive, (2) in the absence of such designation, to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate. The amount shall be paid as a lump sum as soon as practicable following the

Company's receipt of notice of Executive's death, but in no event later than December 31 of the year of death if Executive dies between January 1 and October 31. If Executive dies in November or December, such payment shall be made in January of the year following the year of death.
(b)    In the event of Disability, Base Salary shall be paid through the final day of the twelfth (12th) month referenced in the definition of “Disability.”
4.6    Entire Termination Payment. The compensation provided for in this Article IV shall constitute Executive's sole remedy for early termination of Executive's employment. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and the Company or under any policy in effect at, preceding or following the date of termination except that, in the event that Executive's employment terminates for any reason, the vested benefits accrued under tax-qualified retirement plans, if any, will be paid as such plans are ordinarily payable upon a termination of employment.
4.1    Release. The obligation of the Company to pay any portion of the amounts due pursuant to Sections 4.3 and 4.4 above (other than Base Salary through the date of termination) shall be expressly conditioned on (i) Executive’s execution of a full general release within twenty-one (21) days after the date of termination (or such longer period as permitted by the Company) in substantially the form prescribed by the Company (the “Release”), releasing all claims, known or unknown, that Executive may have against the Company and its affiliates, including those arising out of or in any way related to Executive’s employment or termination of employment with the Company and (ii) Executive’s decision not to revoke the Release within seven days after the date on which it is executed. The Release shall become effective upon the expiration of such seven-day revocation period unless Executive provides written notice to the Company within such seven-day period of his decision to revoke the Release.

ARTICLE V
CONFLICT OF INTEREST
5.1    During the term of employment with the Company, Executive will engage in no activity or employment which may conflict with the interests of the Company, and will comply with the Company's policies and guidelines pertaining to business conduct and ethics.

ARTICLE VI
EXECUTIVE COVENANTS
6.1    Restricted Activities. Executive agrees that certain restrictions on his activities during and after his employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company and its affiliates:

(a)    While Executive is employed by the Company, and for a period of twelve (12) months following the date of termination of such employment, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the “Competitive Business” defined as a company engaged in the design, manufacture or sale of infrared, night vision or thermal imaging products manufactured by the Company or any of its affiliates anywhere in the world where the Company or any of its affiliates is doing business but specifically excluding any manufacturer of automobiles or any tier 1 supplier to a manufacturer of automobiles. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the Competitive Business of the Company or any of its affiliates as conducted at any time during Executive’s employment or to provide services in any capacity to a company engaged in the Completive Business. The foregoing condition, however, shall not fail to be met solely due to Executive’s passive ownership of less than 5% of the equity securities of any publicly traded company
(b)    Executive agrees that, while he is employed by the Company, and for a period of twelve (12) months following the date of termination of such employment, and excluding any activities undertaken on behalf of the Company or any of its affiliates in the course of his duties, he will not directly or indirectly encourage any customer of the Company or any of its affiliates to terminate or diminish its relationship with the Company or any of its affiliates.
(c)    Executive agrees that, while he is employed by the Company, and for a period of twelve (12) months following the date of termination of such employment, and excluding any activities undertaken on behalf of the Company or any of its affiliates in the course of his duties, he will not directly or indirectly hire or otherwise engage the services of any employee of the Company or any of its affiliates or solicit any such employee to terminate or diminish his/her/its relationship with the Company or any of its affiliates; provided that this Section shall not restrict Executive’s right to solicit prospective employees pursuant to a general advertisement not specifically directed at such persons and to hire any persons (other than any person who is a direct report of Executive during his employment) who respond thereto and (2) that the solicitation or hiring of any independent contractor that is not an individual and provides services to multiple clients shall not be a violation of this Section so long as such solicitation or hiring does not cause the independent contractor to terminate or diminish its relationship with the Company or any of its affiliates.
6.2    Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 6. Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he to breach any of the covenants contained in this Section 6, the damage to the Company and its affiliates would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
6.3    Confidentiality and Proprietary Information Agreements. The restrictions and covenants set forth in this Section 6 shall be in addition to, and not in lieu of, any confidentiality, proprietary information, inventions or other agreements which Executive has entered into, or hereafter enters into, in connection with his employment by the Company.

ARTICLE VII
GENERAL PROVISIONS
7.1    Successors and Assigns. Except as otherwise provided in Article VII, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.
7.2    Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement (if to Company, to the attention of the General Counsel). Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third (3rd) business day thereafter or when it is actually received, whichever is sooner.
7.3    Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
7.4    Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, without regard to its choice of laws provisions.
7.5    Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one‑half (½) of the mediator's fees and expenses and shall pay all of its own attorneys' fees and expenses related to the mediation. This Section 7.5 shall not apply to any action to enforce Executive's obligations under a confidentiality or proprietary rights agreement.
7.6    Indemnification. If Executive is made a party or identified as a witness to any threatened or pending action, suit, or proceeding (whether civil, criminal, administrative or investigative) in any matter concerning or relating to Executive's service to or actions or omissions on behalf of the Company as an employee or agent thereof, then the Company shall, to the maximum extent permitted by law, and in addition to any such right granted to or available to Executive under the Company's Charter, By-Laws or standing or other resolutions or agreements, defend, indemnify and hold Executive harmless against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement. The Company shall, upon Executive's request, promptly advance or pay any amounts for reasonable costs, charges, or expenses (including any legal fees and expenses incurred by Executive) subject to indemnification hereunder or in furtherance of such right, subject to a later determination as to Executive's ultimate right to receive indemnification.
Executive's right to indemnification will survive until the expiration of all applicable statutes of limitations, without regard to the earlier cessation of Executive's employment or any termination or expiration of this Agreement.
7.7    Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.
7.8    Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
7.9    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
7.10    Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.
7.11    Section 409A. Any reimbursement of expenses under this Agreement (including, for example, under Section 3.6) shall occur not later than March 15 of the year following the year in which the expense was incurred. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In the event Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code Section 409A”) at the time of the termination of Executive's employment, any payments on termination due hereunder (other than accrued salary and vacation pay) which are considered deferred compensation and are payable during the six (6) month period beginning on Executive's termination will be deferred and paid, together with interest at eight percent (8%), in a lump sum six (6) months and one (1) day after the date of termination (or, if earlier, upon Executive's death).

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Code Section 409A and any guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, applied and (to the minimum extent necessary) amended so that it does not fail to meet, and is operated in accordance with, the requirements of that Code Section 409A. Any reference in this Agreement to Code Section 409A shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to that Section by the U.S. Department of the Treasury or the Internal Revenue Service.
7.12    Entire Agreement. Except as set forth in Sections 3.3 and 6.3, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.
7.13    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

Signed this 12th day of August, 2015.

FLIR Systems, Inc.
By: ____/s/ Andrew C. Teich_______
Andrew C. Teich
President and Chief Executive Officer
ACCEPTED AND AGREED:
__/s/ Amit Singhi___________
Amit Singhi